AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 15th day of June, 2009, to the Custody Agreement, dated as of June 22, 2006, as amended, (the "Agreement") is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Hodges Fund and the Hodges Small Cap Fund, and U.S. Bank N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and to amend the fees; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit G to the Agreement is hereby superseded and replaced with Exhibit G attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANK, N.A.

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Vice President

6/15/09

Exhibit G to the Professionally Managed Portfolios Custody Agreement
Name of Series	Date Added
Hodges Fund	11/18/2002
Hodges Small Cap Fund	on or after 12/18/2007
Hodges Blue Chip 25 Fund	on or after 06/15/2009
Hodges Equity Income Fund	on or after 06/15/2009
Hodges Pure Contrarian Fund	on or after 06/15/2009

HODGES CUSTODY SERVICES FEE SCHEDULE EFFECTIVE: 09/01/2009
Annual fee based upon market value per fund*:
.40 basis point on average daily market value
Minimum annual fee per fund - $4,800
Plus portfolio transaction fees

Portfolio Transaction fees:
$4.00 per book entry DTC transaction
$4.00 per principal paydown
$6.00 per short sale
$7.00 per US Bank repurchase agreement transaction
$8.00 per option/future contract written, exercised or expired
$10.00 per book entry Federal Reserve transaction
$15.00 per mutual fund trade
$50.00 per Cedel/Euroclear transaction
$ 5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$ 6.00 per Fed Wire
$15.00 per margin variation Fed wire
$ 150.00 per segregated account per year

•  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•  No charge for the initial conversion free receipt.
•  Overdrafts – charged to the account at prime interest rate plus 2.

Plus Out-of-Pocket Expenses, including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA

Advisor’s signature below acknowledges approval of the fee schedule above

HODGES CAPITAL MANAGEMENT, INC.

By: /s/Craig D. Hodges

Name: Craig D. Hodges

Title: President             Date: 8-21-2009

6/15/09